April 2, 1998



SUMMARY:GTE continues transformation into national, high-growth company; initiates program to sharpen focus by repositioning non-strategic properties and reducing costs.

STAMFORD, Conn. - GTE today announced a series of actions designed to further sharpen its strategic focus and improve its competitive position by repositioning non-strategic properties and reducing costs. GTE expects to generate after-tax proceeds of $2-$3 billion by selling non-strategic or under-performing operations, and plans to reduce annual costs by more than $500 million through improved efficiencies and productivity while it continues to invest in new high-growth opportunities. GTE also will adopt an accounting change related to its Canadian operations.

     GTE said the actions will result in a first-quarter 1998 after-tax, non-recurring charge of $802 million, which is expected to reduce current year earnings per share (EPS) by $0.83. More than $600 million of the non-recurring charge reflects actions that will not affect GTE's cash flow, including a $300 million non-cash charge for the accounting change. Excluding the $802 million charge, 1998 earnings are expected to be in line with GTE's prior estimates.

     GTE Chairman and CEO Charles R. Lee said, "GTE is growing, and is continuing to make the investments necessary to capture high-growth opportunities across all our businesses. We are building a state-of-the-art broadband network and a national service and marketing operation. At the same time, we are continuing to streamline our traditional businesses and support functions, both to sharpen our strategic focus and to reduce our overall cost structure. The resources we generate through the efforts announced today will be re-deployed into other strategic initiatives in keeping with our overall goal to become a national provider of integrated telecommunications services."

     GTE said it has begun taking steps to reposition non-strategic or under-performing operations. These steps will include the sale of a small percentage of wireline properties that do not meet GTE's growth objectives. GTE also has determined that its air-to-ground communications subsidiary, Airfone, is not in a strategic business for the company and said it will develop and implement a plan to reposition that











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business. Additionally, the company will write down
investments in Hybrid Fiber Coax (HFC) technology associated with its video trial markets because of advances in new technologies that will eliminate the need for duplicate networks. The company said it remains fully committed to developing its video business, which includes more than 70,000 customers in California and Florida.

     In outlining its cost-reduction plans, GTE said it expects to reduce annual operating costs in its traditional businesses and support functions by more than $500 million over the next two years through a combination of employee reductions and improved efficiencies. The company said an $89 million pre-tax charge is included in today's announcement to reflect costs related to previously announced employee reductions totaling more than 1,500 positions. Those reductions are the result of a streamlining of distribution channels within GTE's Wireless business, the consolidation of staffs and support functions across GTE, positions eliminated through the relocation of corporate headquarters to Irving, Texas, and employee reductions in certain international operations.

     GTE said its cost reduction program is expected to involve a small percentage of GTE's overall employee base, and will not compromise customer service and quality nor affect the investment in and commitment to growth initiatives GTE announced in 1997. In addition, GTE's overall consolidated workforce is expected to grow as new businesses expand.

     GTE will reflect an accounting change for its Canadian operations similar to GTE's discontinuance of regulated accounting principles (FAS 71) in 1995 for its domestic operations. The Canadian regulatory commission has issued a series of rulings culminating in a final ruling in March 1998 which opens the Canadian telecommunications market to full competition, making the continued use of regulated accounting principles inappropriate for GTE's Canadian operations. The change will result in a non-cash charge totaling $300 million after tax.

     In addition, GTE said it has called $800 million in high-coupon debt and preferred stock, taking advantage of existing low interest rates. Calling the debt will result in a one-time charge of $20 million in the first quarter and will provide a net present value to GTE of approximately $50 million.









                               -3-



Summary of Actions

     Mr. Lee said, "These actions are in line with our strategy of capturing emerging market opportunities to enhance shareholder value. We are focused on growth. With the implementation of these actions and the creation of additional investment capital, we will have increased flexibility to acquire assets or to invest in internal capabilities, and to move quickly as the need or the opportunity arises."

     A summary of the actions announced today is as follows:

     Generation of $2-$3 billion in cash available for the implementation of strategic initiatives. The cash will come from the repositioning of non-strategic or under-performing properties.

     Cost reductions of $500 million from increased productivity and improved efficiencies.

     A first-quarter, pre-tax charge of $755 million ($482 million after tax) related to cost reductions, the write-down of HFC test market technologies in the video business, a reserve for the disposition of Airfone assets, and other items.

     Extraordinary charges totaling $320 million after tax associated with implementing a required accounting change affecting GTE's Canadian operations and the calling of $800 million in high-coupon debt and preferred stock.

     With revenues of more than $23 billion, GTE is one of the world's largest telecommunications companies and a leading provider of integrated telecommunications services. In the United States, GTE provides local service in 28 states and wireless service in 17 states; nationwide long-distance and internetworking services ranging from dial-up Internet access for residential and small-business customers to Web-based applications for Fortune 500 companies; as well as video service in selected markets. Outside the United States, the company serves more than 7 million telecommunications customers.

     This announcement contains forward-looking statements. These forward-looking statements are based upon a series of projections and estimates regarding the economy, the telecommunications industry, the effects of federal, state and local regulations on the industry in general and within GTE's markets, as well as key performance indicators that affect GTE directly.






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     These projections and estimates regarding the economy and
the telecommunications industry relate to the demand for and pricing of services, the effects of competition, the impact of universal service and the success of new products, services and new businesses, such as bundled services through new marketing and sales initiatives, value-added data communications, internet-related services, long distance and video. With regard to the effects of regulation, GTE has assumed fair and reasonable resolutions to any pending and potential federal, state and local regulatory initiatives and proceedings.

     GTE's Current Report on Form 8-K filed today with the Securities and Exchange Commission discusses the important factors that could cause the actual results to differ materially from those contained in this announcement. If future events and actual performance differ from that assumed in the risk factors noted above, GTE's actual results could vary significantly from the performance projected in this announcement.